Exhibit 99.1

The Business information Authority™
D&B Contacts:
Joanne Carson (Media) carsonj@dnb.com 973.921.5610	Sandy Parker (Investors/Analysts) parkerr@dnb.com 973.921.5693
Hoover's Contact:
Frank Milano fmilano@hoovers.com 512.421.4336

D&B and Hoover's Announce Early Termination of
Hart-Scott-Rodino Waiting Period

Short Hills, NJ and Austin, TX — January 2, 2003 — D&B (NYSE: DNB) and Hoover's, Inc. (NASDAQ: HOOV) announced today that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed acquisition of Hoover's by D&B. As a result of this early termination, a condition required to complete the proposed transaction has been satisfied.

Completion of the merger is subject to the approval of a majority of Hoover's outstanding shares and certain other closing conditions.

About D&B

D&B (NYSE: DNB) provides the information, tools and expertise to help customers Decide with Confidence. D&B enables customers quick access to objective, global information whenever and wherever they need it. Customers use D&B Risk Management Solutions to manage credit exposure, D&B Sales & Marketing Solutions to find profitable customers and D&B Supply Management Solutions to manage suppliers efficiently. D&B's E-Business Solutions are also used to provide Web-based access to trusted business information for current customers as well as new small business and other non-traditional customers. Over 90 percent of the Business Week Global 1000 rely on D&B as a trusted partner to make confident business decisions. For more information, please visit www.dnb.com

About Hoover's, Inc. - The Business Information Authority(tm)

Hoover's (NASDAQ: HOOV) is a leading provider of business information. Hoover's publishes authoritative information on public and private companies worldwide, and provides industry and market intelligence that helps sales, marketing and business development professionals and senior-level executives get the global intelligence they need to grow their businesses. This information, along with advanced searching tools, is available through Hoover's Online™ (www.hoovers.com), the company's premier online service. Hoover's business information is also available through corporate intranets and distribution agreements with licensees, as well as via print and CD-ROM products from Hoover's Business Press.

        In connection with the above-described acquisition, Hoover's has filed a preliminary proxy statement and intends to file a definitive proxy statement and other materials with the Securities and

Exchange Commission. Security holders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Security holders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Hoover's, at the Securities and Exchange Commission Web site at www.sec.gov and from Hoover's. Hoover's and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Hoover's stockholders with respect to the acquisition. Information regarding such directors and executive officers is included in the proxy statement for Hoover's 2002 annual meeting of stockholders filed with the Securities and Exchange Commission on July 26, 2002. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement for the acquisition.

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